Exhibit 10.13

April 15, 2014

Jeffrey S. Wiezorek, M.D., M.S.

20749 Cool Oak Way

Malibu, CA 90265

Re:	Employment Letter

Dear Dr. Wiezorek:

Kite Pharma, Inc. (“Kite” or the “Company”) is pleased to offer you the position of Vice President, Clinical Development, on the following terms and conditions:

1.	Title; Reporting; Duties. As Vice President, Clinical Development for Kite, you will perform such duties as are customarily provided by the Vice President, Clinical Development of a similarly situated company, in the United States.

(a)	You shall also have such other responsibilities and duties as may be from time to time directed by the Chief Medical Officer of the Company, provided that the nature of your responsibilities and duties shall not be inconsistent with your position and duties herein.

(b)	You shall report directly to Kite’s Chief Medical Officer.

(c)	You shall devote substantially all of your business time, attention and energies to the business and affairs of Kite and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Kite.

(d)	Your duties shall be performed primarily at Kite’s office, which is currently located 2225 Colorado Avenue, Santa Monica, CA 90404 or such other place as the parties may agree.

(e)	Notwithstanding the foregoing, the Company may change your title, position, duties, supervisor and work location from time to time as it deems appropriate.

2.	Start Date. Your employment shall commence on May 5, 2014, or such other date as may be agreed to by you and Kite.

3.	Compensation.

(a)	Base Salary. You shall receive an annual base salary equal to $325,000 payable in accordance with Kite’s payroll practices.

(b)	Performance Bonus. You shall be eligible to receive an annual performance bonus payable in cash at a target amount equal to 30% of your Base Salary, subject to the successful achievement of agreed upon individual and corporate performance goals.

(c)	Commencement Bonus. Within two weeks of your Start Date, the Company shall make a cash payment to you in the amount of $40,000. Notwithstanding the foregoing, if your employment with Kite is terminated within 180 days from the Start Date (i) by you for any reason, or (ii) by Kite for Cause (as defined below), then you shall be required to repay the Commencement Bonus to Kite.

(d)	Withholding. Kite shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 3.

4.	Options.

(a)	Subject to the approval of the Board of Directors of Kite (the “Board”), you shall be granted a stock option (the “Option”) to purchase 175,000 shares of Kite’s common stock (the “Option Shares”) pursuant to Kite’s 2009 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company. The exercise price per Option Share will be equal to the fair market value per share of the Company’s common stock as of the date that such Option is granted by the Board. The Option shall have a 10 year term and shall vest and become exercisable as follows:

(i)	43,750 Option Shares shall vest upon the first anniversary date of your Start Date (the “Initial Vesting Date”); and thereafter

(ii)	in 36 substantially equal monthly installments of 3,645 Option Shares as of the last calendar day of each month following the Initial Vesting Date.

(b)	You shall be granted a separate 10-year option to purchase 25,000 shares of Kite’s common stock pursuant to the Plan, which shall vest upon the dosing of the first patient in the first company sponsored multi-center Phase 2 clinical trial of Kite’s CD-19 CAR product and which shall have a per share exercise price equal to the fair market value per share of the Company’s common stock as of the date that such option is granted by the Board.

(c)	In the event of a conflict between this Agreement and any Option Agreement between you and the Company, the terms of the Option Agreement shall control.

(d)	In the event that your employment with Kite is terminated at any time beginning the day that is 90 days prior to the effective date of a Change of Control (as defined in the Plan) and ending on the date that is 12 months following the Change of Control, then all unvested Option Shares shall immediately vest in full and the Option will remain exercisable for a period of 90 calendar days following the date of such termination, after which time the Option shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term.

5.	Expenses. Kite will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Kite upon timely receipt by Kite of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Kite.

6.	Benefits. You shall be entitled to health, dental, disability and any other benefits made available to employees of Kite.

7.	Vacation. During each year of your employment you shall be entitled to three (3) weeks of vacation in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation without the prior written consent of the Chief Financial Officer.

8.	Non-Solicitation. During the term of your employment with Kite, and for a period of one year thereafter, you will not, directly or indirectly, without Kite’s prior written consent, solicit or induce any employee of Kite or any of its subsidiaries to leave the employ of Kite or such subsidiaries.

9.	Representations and Warranties. You hereby represent and warrant as follows:

(a)	Neither the execution and delivery of this letter nor the performance of your duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound (whether immediately, upon the giving of notice or lapse of time or both).

(b)	You have the full right, power and legal capacity to enter and deliver this agreement and to perform your duties and other obligations hereunder. This agreement constitutes the legal, valid and binding obligation of the parties enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this letter agreement or perform your duties and other obligations hereunder.

(c)	You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of a former employer that are not generally available to the public or that did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

10.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	execution of Kite’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Kite’s proprietary information;

(b)	completion of a background examination to the reasonable satisfaction of Kite; and

(c)	satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (e.g., an original drivers license and social security card, or a passport).

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Kite at any time prior to its execution by the Chief Financial Officer.

11.	Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Kite at any time and for any reason whatsoever, simply by notifying Kite in writing. Similarly, Kite may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Chief Financial Officer of Kite. The employment terms contained in this letter agreement supersede any other agreements and promises made to you by Kite, whether oral or written.

12.	Severance. In the event that your employment is terminated by Kite without Cause (as defined below) or you resign for Good Reason (as defined below), then upon such termination Kite shall pay you any accrued but unpaid Base Salary and any accrued and unused vacation benefits through the date of termination, at the rate in effect at the time of termination. In addition, Kite shall continue to pay your Base Salary at the rate in effect at the time of termination for a period of 180 days following the date of termination. For purposes of this Agreement, “Cause” shall mean any of the following:

(a)	Your willful failure to adequately perform the material duties or obligations hereunder, or your willful misconduct in respect of such duties or obligations, including, without limitation, your willful failure, disregard or refusal to abide by specific objective and lawful directions received in writing from Kite’s Chief Executive Officer;

(b)	any willful, intentional or grossly negligent act by you having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of Kite;

(c)	Your indictment of any felony;

(d)	Your being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to Kite or its reputation;

(e)	the determination by Kite, after a reasonable and good-faith investigation following a written allegation by another employee of Kite, that you engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this Section 13(e) unless Kite gives you written notice where such notice describes with particularity the alleged act(s) at issue and has given you an opportunity to be heard at a meeting with Kite’s senior management with or without counsel, and Kite provides you with a summary of its findings;

(f)	any misappropriation or embezzlement of the property of Kite or its affiliates (whether or not a misdemeanor or felony) by you; or

(g)	a material breach by you of Section 9 of this letter agreement or the Proprietary Information and Invention Assignment Agreement.

For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material reduction or adverse change, without your express written consent, in your duties, authority, functions, title or status as provided herein; (ii) Kite’s failure to pay your base salary, or a reduction of your base salary in an amount which is disproportionate on a percentage basis to reductions to the salaries of other senior executives, or any failure to pay your compensation or benefits to which you are entitled, which is not cured within five (5) business days of the written notice of such breach to Kite; or (iii) Kite’s requiring you to perform services primarily at a place more than fifty (50) miles radius of its present location in Santa Monica, California, excluding reasonably required travel on Kite’s business that is not materially greater than travel generally required for your position.

13.	Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement shall be exclusively decided by binding arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

14.	Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with you termination of employment shall not commence unless and until you have also incurred a “separation from service” within the meaning of Section 409A, unless Kite reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. If you are, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.	Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement shall be exclusively decided by binding arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

16.	Miscellaneous.

(a)	This agreement, and your rights and obligations hereunder, may not be assigned. Kite may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to Kite expressly assumes the Kite’s obligations hereunder and complies with the terms of this Agreement.

(b)	This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(c)	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d)	This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

If you wish to accept employment at Kite Pharma, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

By:
Name:	Cynthia Butitta
Title:	CFO & COO
Date:

Agreed and Accepted:

By:	/s/ Jeffrey S. Wiezorek, M.D., M.S.
Name:	Jeffrey S. Wiezorek, M.D., M.S.
Date:	4/15/14

EXHIBIT A